Exhibit 10.3

EQUITYHOLDER SUPPORT AGREEMENT

This Equityholder Support Agreement (this “Agreement”) is dated as of November 22, 2021, by and among Bright Lights Acquisition Corp., a Delaware corporation and any successor thereof (“Bright Lights”), the Persons set forth on Schedule I attached hereto (each, a “Company Equityholder” and, collectively, the “Company Equityholders”), and Manscaped Holdings, LLC, a Delaware limited liability company (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement.

RECITALS

WHEREAS, as of the date hereof, the Company Equityholders are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of such number of Company Units as are indicated opposite each of their names on Schedule I attached hereto (all such Company Units, together with any units of Company of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by any such Company Equityholder during the period from the date hereof through the Expiration Time (as defined below) are referred to herein as the “Subject Units”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Bright Lights, Bright Lights Parent Corp., a Delaware corporation and a direct wholly owned subsidiary of Bright Lights (“ParentCo”), Mower Intermediate Holdings, Inc., a Delaware corporation and a direct wholly owned subsidiary of Bright Lights (“Intermediate Holdco”), Mower Merger Sub Corp., a Delaware corporation and a direct wholly owned subsidiary of Intermediate Holdco (“Merger Sub Corp”), Mower Merger Sub 2, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Intermediate Holdco (“Merger Sub LLC”) and the Company entered into the Business Combination Agreement (as amended or modified from time to time, the “Business Combination Agreement”) and certain ancillary agreements, pursuant to which, among other things:

(i.)	Bright Lights will merge with and into ParentCo, with ParentCo being the surviving corporation of such merger, and all of the issued and outstanding shares of Bright Lights Common Stock will be exchanged on a one-for-one basis for shares of common stock of ParentCo, and all of the outstanding warrants to purchase Bright Lights Common Stock will be exercisable for an equal number of shares of ParentCo common stock on the existing terms and conditions of such warrants;

(ii.)	Merger Sub Corp will merge with and into Manscaped, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company, with Manscaped, Inc. being the surviving corporation;

(iii.)	Manscaped, Inc. will merge with and into Merger Sub LLC, with Merger Sub LLC being the surviving entity; and

(iv.)	Intermediate Holdco will contribute all of its interest in Merger Sub LLC to the Company, in exchange for limited liability company interests of the Company, pursuant to which Intermediate Holdco will become the managing member of the Company (together with (i)-(iii) and all the other transactions contemplated by the Business Combination Agreement, the “Transaction”).

WHEREAS, as an inducement to Bright Lights and the Company to enter into the Business Combination Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
Equityholder SUPPORT AGREEMENT; COVENANTS

Section 1.1 Binding Effect of Business Combination Agreement. Each Company Equityholder hereby acknowledges that it has read the Business Combination Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. Each Company Equityholder shall be bound by and comply with Sections 6.5 (Acquisition Proposals) and 11.12 (Publicity) of the Business Combination Agreement (and any relevant definitions contained in any such Sections) as if (x) such Company Equityholder was an original signatory to the Business Combination Agreement with respect to such provisions, and (y) each reference to the “Company” contained in such provisions also referred to each such Company Equityholder.

Section 1.2 No Transfer. During the period commencing on the date hereof and ending on the earliest of (a) the closing of the Transaction, and (b) such date and time as the Business Combination Agreement shall be terminated in accordance with Section 10.1 thereof (the earlier to occur of (a) and (b), the “Expiration Time”), each Company Equityholder shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Units, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Units (clauses (i) and (i) collectively, a “Transfer”) or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii); provided, however, that nothing herein shall prohibit a Transfer to an Affiliate of a Company Equityholder (a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee also agrees in a writing, reasonably satisfactory in form and substance to Bright Lights, to assume all of the obligations of such Company Equityholder under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 1.2 shall not relieve a Company Equityholder of its obligations under this Agreement. Any Transfer in violation of this Section 1.2 with respect to a Company Equityholder’s Subject Units shall be null and void. Nothing in this Agreement shall prohibit direct or indirect transfers of equity or other interests in a Company Equityholder.

Section 1.3 New Units. In the event that, during the period commencing on the date hereof and ending at the Expiration Time, (a) any Subject Units are issued to a Company Equityholder after the date of this Agreement pursuant to any distribution of membership interests, profit split, recapitalization, reclassification, combination or exchange of Subject Units or otherwise, (b) a Company Equityholder purchases or otherwise acquires beneficial ownership of any Subject Units or (c) a Company Equityholder acquires the right to vote or share in the voting of any Subject Units (collectively the “New Securities”), then such New Securities acquired or purchased by such Company Equityholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Units owned by such Company Equityholder as of the date hereof.

Section 1.4 Agreement to Vote. Hereafter until the Expiration Time, each Company Equityholder hereby unconditionally and irrevocably agrees that, at any meeting of the Equityholders of the Company (or any adjournment or postponement thereof), and in any action by written consent of the Equityholders of the Company requested by the Board of Directors of the Company or otherwise undertaken as contemplated by the Transaction (which written consent shall be delivered promptly, and in any event within three (3) business days, after the Proxy Statement/Registration Statement (as contemplated by the Business Combination Agreement) has been declared effective and has been delivered or otherwise made available to the Equityholders of Bright Lights and the Company), such Company Equityholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Units to be counted as present thereat for purposes of establishing a quorum, and such Company Equityholder shall vote or provide consent (or cause to be voted or consented), in person or by proxy, all of its shares in Manscaped, Inc. to approve and adopt the Manscaped, Inc. Merger and Manscaped, Inc. Merger Agreement, and all of its Subject Units:

(a) to approve and adopt the Business Combination Agreement, the Manscaped, Inc. Merger Agreement and the Transaction;

(b) to authorize and approve the Transaction to the extent the approval of any of the Company’s Equityholders is required or applicable pursuant to Sections 4.06 and 8.11 of the Company’s First Amended and Restated Limited Liability Company Agreement (the “Company LLC Agreement”);

(c) to exercise the drag-along rights, if applicable to the Transaction, set forth in Section 9.06 of the Company LLC Agreement;

(d) in any other circumstances upon which a consent or other approval is required under the Company’s Governing Documents or the Company Financing Agreements or otherwise sought with respect to the Business Combination Agreement or the Transaction, to vote, consent or approve (or cause to be voted, consented or approved) all of such Company Equityholder’s Subject Units held at such time in favor thereof;

(e) against and withhold consent with respect to any merger, purchase of all or substantially all of the Company’s assets or other business combination transaction (other than the Business Combination Agreement and the Transaction); and

(f) against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Business Combination Agreement or any other ancillary agreements in connection with the Transaction, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company and its subsidiaries under the Business Combination Agreement or (C) result in any of the conditions set forth in Article IX of the Business Combination Agreement not being fulfilled.

Section 1.5 Each Company Equityholder hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing. No Challenges. Each Company Equityholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Bright Lights and any of its subsidiaries or successors, the Company or any of their respective subsidiaries, successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Business Combination Agreement.

Section 1.6 Closing Date Deliverables. Each of the Persons set forth on Schedule I will deliver, substantially simultaneously with the Effective Time, a duly-executed copy of the Registration Rights Agreement substantially in the form attached as Exhibit E to the Business Combination Agreement.

Section 1.7 Further Assurances. Each Company Equityholder shall execute and deliver, or cause to be delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws), or reasonably requested by Bright Lights or the Company, to effect the actions and consummate the Transaction on the terms and subject to the conditions set forth therein and herein, as applicable.

Section 1.8 No Inconsistent Agreement. Each Company Equityholder hereby represents and covenants that such Company Equityholder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Company Equityholder’s obligations hereunder.

Section 1.9 Consent to Disclosure. Each Company Equityholder hereby consents to the publication and disclosure in the Proxy Statement/Registration Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by Bright Lights or the Company to any Governmental Authority or to securityholders of Bright Lights) of such Company Equityholder’s identity and beneficial ownership of Subject Units and the nature of such Company Equityholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Bright Lights or the Company, a copy of this Agreement. Each Company Equityholder will promptly provide any information reasonably requested by Bright Lights or the Company for any regulatory application or filing made or approval sought in connection with the Transaction (including filings with the SEC).

Section 1.10 Termination of Company Financing Agreements, Related Agreements. Each Company Equityholder, by this Agreement with respect to its Subject Units, severally and not jointly, hereby agrees to terminate, subject to the Closing and effective as of the Effective Time, (a) all Affiliate Agreements to which such Company Equityholder is party that are set forth on Section 4.12(a) of the Company Disclosure Letter, including those certain agreements set forth on Schedule II attached hereto, if applicable to such Equityholder (the “Company Financing Agreements”); and (b) any rights under any letter or agreement providing for redemption rights, put rights, purchase rights or other similar rights not generally available to Equityholders of the Company (clauses (a) and (b), collectively, the “Terminating Rights”) between such Company Equityholder and the Company, but excluding, (i) for the avoidance of doubt, any rights such Company Equityholder may have that relate to any commercial or employment agreements or arrangements between such Company Equityholder and the Company or any Subsidiary thereof, which shall survive the Closing in accordance with their terms, and (ii) any indemnification, advancement of expenses and exculpation rights of any Company Equityholder or any of its Affiliates set forth in the foregoing documents, which shall survive the Closing in accordance with their terms; provided that all Terminating Rights between the Company and any other holder of Company Units shall also terminate at such time.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Company Equityholders. Each Company Equityholder represents and warrants as of the date hereof to Bright Lights and the Company (solely with respect to itself, himself or herself and not with respect to any other Company Equityholder) as follows:

(a) Organization; Due Authorization. If such Company Equityholder is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Company Equityholder’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Company Equityholder. If such Company Equityholder is an individual, such Company Equityholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by such Company Equityholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Company Equityholder, enforceable against such Company Equityholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Company Equityholder.

(b) Ownership. Such Company Equityholder is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Company Equityholder’s Subject Units, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject (other than transfer restrictions under the Securities Act)) affecting any such Subject Units, other than Liens pursuant to (i) this Agreement, (ii) the Company’s Governing Documents, (iii) the Business Combination Agreement, (iv) the Company Financing Agreements or (v) any applicable securities Laws. Such Company Equityholder’s Subject Units are the only equity securities in the Company owned of record or beneficially by such Company Equityholder on the date of this Agreement, and none of such Company Equityholder’s Subject Units are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Units, except as provided hereunder and under the Company Financing Agreements. Such Company Equityholder does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Company or any equity securities convertible into, or which can be exchanged for, equity securities of the Company.

(c) No Conflicts. The execution and delivery of this Agreement by such Company Equityholder does not, and the performance by such Company Equityholder of his, her or its obligations hereunder will not, (i) if such Company Equityholder is not an individual, conflict with or result in a violation of the organizational documents of such Company Equityholder or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Company Equityholder or such Company Equityholder’s Subject Units) to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Company Equityholder of its, his or her obligations under this Agreement.

(d) Litigation. There are no Actions pending against such Company Equityholder, or to the knowledge of such Company Equityholder threatened against such Company Equityholder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Company Equityholder of its, his or her obligations under this Agreement.

(e) Adequate Information. Such Company Equityholder is a sophisticated Equityholder and has adequate information concerning the business and financial condition of Bright Lights and the Company to make an informed decision regarding this Agreement and the Transaction and has independently and without reliance upon Bright Lights or the Company and based on such information as such Company Equityholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Company Equityholder acknowledges that Bright Lights and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Company Equityholder acknowledges that the agreements contained herein with respect to the Subject Units held by such Company Equityholder are irrevocable.

(f) Brokerage Fees. Except as described on Section 4.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement based upon arrangements made by such Company Equityholder, for which the Company or any of its Affiliates may become liable.

(g) Acknowledgment. Such Company Equityholder understands and acknowledges that each of Bright Lights and the Company is entering into the Business Combination Agreement in reliance upon such Company Equityholder’s execution and delivery of this Agreement.

ARTICLE III
MISCELLANEOUS

Section 3.1 Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time and (b) as to each Company Equityholder, the written agreement of Bright Lights, the Company and such Company Equityholder. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This ARTICLE III shall survive the termination of this Agreement.

Section 3.2 Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State.

Section 3.3 CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a) THE PARTIES TO THIS AGREEMENT SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS LOCATED IN WILMINGTON, DELAWARE OR THE COURTS OF THE UNITED STATES LOCATED IN WILMINGTON, DELAWARE IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH AND BY THIS AGREEMENT WAIVE, AND AGREE NOT TO ASSERT, ANY DEFENSE IN ANY ACTION FOR THE INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH, THAT THEY ARE NOT SUBJECT TO THE PERSONAL JURISDICTION THERETO OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS OR THAT THEIR PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE ACTION IS BROUGHT IN AN INCONVENIENT FORUM, OR THAT THE VENUE OF THE ACTION IS IMPROPER AND FURTHER AGREES NOT TO BRING ANY PROCEEDING OR ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY OTHER COURT. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON ANY PARTY TO THIS AGREEMENT BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN Section 3.8.

(b)  WAIVER OF TRIAL BY JURY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 3.3.

Section 3.4 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto.

Section 3.5 Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the chancery court or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 3.6 Amendment; Waiver. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Bright Lights, the Company and the Company Equity holders.

Section 3.7 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 3.8 Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to Bright Lights:

Bright Lights Acquisition Corp.
12100 Wilshire Blvd, Suite 1150
Los Angeles, CA 90025
Attention:	Michael Mahan
Email:	mike@brightlightsacquisition.com

with a copy to (which will not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue, Suite 1400
Palo Alto, CA 94301
Attention:	Michael Mies
Email:	michael.mies@skadden.com

If to the Company:

Manscaped Holdings, LLC
3753 Howard Hughes Parkway, Suite 200
Las Vegas, NV 89169
Attention:	Paul Tran
Email:	paul@manscaped.com

with a copy to (which shall not constitute notice):

Buchalter, PC
1000 Wilshire Boulevard, Suite 1500
Los Angeles, CA 90017
Attention:	Jeremy Weitz and Tanya Viner
Email:	jweitz@buchalter.com; tviner@buchalter.com

If to a Company Equityholder:

To such Company Equityholder’s address set forth in Schedule I

Section 3.9 Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.10 Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

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IN WITNESS WHEREOF, the Company Equityholders, Bright Lights, and the Company have each caused this Equityholder Support Agreement to be duly executed as of the date first written above.

COMPANY EQUITYHOLDERS:

[●]

[Signature Page to EquityholderSupport Agreement]

BRIGHT LIGHTS:

Bright Lights Acquisition Corp.

By:
	Name:	Michael Mahan
	Title:	Chief Executive Officer

[Signature Page to Equityholder Support Agreement]

COMPANY:

Manscaped Holdings, LLC

By:
	Name:	Paul Tran
	Title:	CEO and Member

[Signature Page to Equityholder Support Agreement]

Schedule I

Company Equityholder Subject Units

Name	Address	Number of Units
[●]
[●]
[●]
[●]
[●]

[Schedule I to Equityholder Support Agreement]

Schedule II

Company Financing Agreements

[●]

[Schedule II to Equityholder Support Agreement]